Exhibit 10.53
EXECUTION

GUARANTEE

GUARANTEE, dated as of December 19, 2018, made by AG Mortgage Investment Trust, Inc. (“Guarantor”), a Maryland corporation, in favor of Barclays Bank PLC (“Barclays”), a public limited company organized under the laws of England and Wales (as amended, restated, supplemented and otherwise modified from time to time, this “Guarantee”).

WHEREAS Barclays and AG MIT, LLC (the “Company”), an Delaware limited liability company, have entered into a TBMA/ISMA Master Repurchase Agreement, dated as of the date of this Guarantee (that agreement, as amended, modified or supplemented from time to time after its date, being referred to herein as the “Agreement”) and it is a requirement of the Agreement that the Company cause this Guarantee to be delivered;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor, intending to be legally bound, agrees as follows.
1.Guarantee. (a) Guarantor irrevocably guarantees (as primary obligor and not merely as surety) (i) payment in full of all amounts payable to Barclays by the Company, as and when those amounts become payable (whether at their scheduled due dates, upon early termination or otherwise, including without limitation amounts which, but for the operation of any stay or injunction, would be due) and (ii) the due and punctual performance of all other obligations of the Company arising from any agreements with Barclays. This is a continuing Guarantee and a guarantee of payment (not merely of collection), and it shall remain in full force and effect until all amounts payable by the Company to Barclays have been validly, finally and irrevocably paid in full.

(b)Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of (i) any lack of capacity of the Company, (ii) any counterclaim, setoff, deduction or defense of any kind which the Company or Guarantor may have or assert and (iii) any variation, extension, waiver, compromise or release of any or all of the obligations of the Company (including, without limitation, entry into or modification or termination of any Transaction (as defined in the Agreement)) or of any security from time to time therefor or of the obligations of any other guarantor or surety.

(c)This Guarantee shall not be affected by the occurrence of any event of default, potential event of default or termination event, by the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving the Company, by any change in the laws, rules or regulations of any jurisdiction or by any present or future action of any governmental authority or court or other person or entity amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of the Company or the obligations of Guarantor under this Guarantee or by any other circumstance (other than complete, irrevocable payment) that might vary the risk of or otherwise constitute a legal or equitable discharge or defense of the Company or Guarantor or of a surety or a guarantor.

(d)This Guarantee shall be reinstated if at any time (including any time after its termination or expiration) any payment by the Company, in whole or in part, is rescinded or is otherwise returned by Barclays, whether voluntarily or involuntarily, upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though that payment had not been made.

(e)If the Company merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist, Guarantor shall nonetheless continue to be liable for the payment of all amounts payable by the Company.

a.So long as any amount payable by the Company is overdue and unpaid, Guarantor shall not (i) exercise any right of subrogation or indemnity, or similar right or remedy, against the Company or any other assets or property in respect of any amount paid by Guarantor under this Guarantee or (ii) file a proof of claim in competition with Barclays for any amount owing to Guarantor by the Company on any account whatsoever in the event of bankruptcy, insolvency or liquidation of the Company. If at any time when any such amount is overdue and unpaid Guarantor receives any amount as a result of any action against the Company or any of its property or assets or otherwise for or on account of any payment made by Guarantor under this Guarantee, Guarantor shall forthwith pay that amount received by it to Barclays, to be credited and applied against the amount so payable by the Company.

b.Guarantor waives (i) all requirements as to promptness, diligence, presentment, demand on the Company for payment, performance or otherwise, filing of claims, protest and notice of any kind with respect to this Guarantee and (ii) any requirement that Barclays exhaust any right or take any action against the Company, any collateral security or any other person or entity, or perfect its security interest in any collateral security.

1.Financial Covenants; Status Covenants. (a) Guarantor shall, at all times, comply with the following financial covenants:

1.the Shareholder Equity of the Guarantor shall not at any month end:

i.decline by thirty percent (30%) or more from the Shareholder Equity of the Guarantor as of the third preceding month end, or

ii.decline by forty percent (40%) or more from the Shareholder Equity of the Guarantor from the same month end in the previous calendar year;

2.as of the last day of each calendar month, permit the ratio of (A) Specific Indebtedness to (B) Shareholder Equity to be greater than the maximum ratio as set forth in the applicable row in the table below (“Maximum Ratio”); provided that Guarantor’s failure to comply with such Maximum Ratio as required under this clause will not constitute an Event of Default (as defined in the Agreement) unless it has been continuing for five (5) Business Days (as defined in the Agreement) from last day of the applicable calendar month.

Total Investment Percentage	Maximum Ratio
≥ 85%	10:1
≥ 75% to < 85%	9:1
≥ 62.5% to < 75%	8:1
≥ 50% to < 62.5%	7:1
< 50%	5:1
For purposes of this Section 2:

“Agency Securities” means any securities issued by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or Government National Mortgage Association (or, in each case, any successor thereto). Agency Securities shall not include any securities issued by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or Government National Mortgage Association (or any of their successors) as part of their respective credit risk transfer or credit risk sharing programs.

“Shareholder Equity” means, on any date of determination, the most recent figure published in the firm’s financials, as determined in accordance with GAAP.

“Specific Indebtedness” means the sum of Guarantor’s (i) total liabilities per its consolidated balance sheet less (ii) all non-recourse indebtedness less (iii) the aggregate net value of its derivative liabilities less (iv) non-mandatory redeemable stock less (v) accrued expenses less (vi) borrowings under repurchase agreements secured by U.S. Treasuries plus (vii) the aggregate of the net economic positions of U.S. Treasuries that collateralize the associated reverse repurchase agreements (netting the receivable under reverse repurchase agreements with the obligation to return securities borrowed under reverse repurchase agreements, at fair value) plus (viii) the total debt outstanding and related accrued interest payable pursuant to any repurchase agreement that is not separately presented on the consolidated balance sheet.

“Total Investment Percentage” means the sum of Guarantor’s Agency Securities, at fair value (as stated on Guarantor’s balance sheet as of such date), expressed as a percentage of the sum of Guarantor’s Total Investment Portfolio as of such date.

“Total Investment Portfolio” means all real estate securities, loans and real estate mortgage servicing rights of Guarantor that would, in each case, generally be classified as a real estate investment in accordance with GAAP, but excluding any assets tied to non-recourse indebtedness.

ii.Guarantor shall maintain (i) its status as a real estate investment trust under the Code and (ii) its status as a listed company with the New York Stock Exchange.

iii.Guarantor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

1.Remedies. (a) The rights and remedies provided for in this Guarantee are in addition to and not exclusive of any rights and remedies available to Barclays by law in respect of this Guarantee. If any amount payable by Guarantor under this Guarantee is not paid when due, Barclays may, without notice or demand of any kind, appropriate and apply toward the payment of any such amount any property, balance, credit, deposit account or money of Guarantor (in any currency) that for any purpose is in the possession or control of Barclays or any of its affiliates (or any of its or their respective branches or offices). Barclays shall be entitled to apply any amount received by it from any source, including Guarantor, in respect of the Company’s obligations to the discharge of those obligations in such order as Barclays may from time to time elect in its sole discretion.

(b) Guarantor shall pay or reimburse Barclays on demand for all costs and expenses

(including fees and expenses of counsel) incurred in connection with the enforcement of Barclays’ rights under this Guarantee.

1.Representations and Warranties. The Guarantor represents to the Barclays (which representations will be deemed to be represented by the Guarantor on each date that a Transaction is entered into) that:

(a)The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power to execute, deliver and perform this Guarantee.

(b)The execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of law or of the Guarantor’s constitutional documents or any contractual restriction binding on the Guarantor or its assets.

(c)All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery and performance of this Guarantee have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Guarantee.

(d)This Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.Amendments, Waivers, Notices. All amendments, waivers and modifications of or to any provision of this Guarantee and any consent to departure by Guarantor from the terms of this Guarantee shall be in writing and signed and delivered by Barclays and, in the case of any such amendment or modification, by Guarantor, and shall not otherwise be effective. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No failure or delay by Barclays in exercising any right, power or privilege in respect of this Guarantee will be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. Any notice or communication to Barclays or Guarantor in connection with this Guarantee shall be addressed (i) to Barclays at its address specified in the Appendix 1 to this Guarantee, or such other address as may be specified by Barclays by notice to Guarantor, and (ii) to Guarantor at its address specified in the Appendix 1 to this Guarantee, or such other address as may be specified by Guarantor by notice to Barclays. The giving of notice to Guarantor in any instance shall not entitle Guarantor to any other or further notice in similar or other circumstances.

5.Binding Effect. This Guarantee shall be binding on Guarantor and its successors and assigns. However, Guarantor shall not transfer any of its obligations under this Guarantee without the prior written consent of Barclays, and any purported transfer without that consent shall be void. This Guarantee shall inure to the benefit of Barclays and its successors and assigns.

6.GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS

GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE). GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE.

1.Severability. Should any one or more provisions of this Guarantee be determined to be illegal or unenforceable, all other provisions shall remain effective.

8.Headings. The section headings in this Guarantee are for convenience of reference only and shall not affect the meaning or construction of any provision of this Guarantee.

9.Contractual Recognition of Bail-In.

(a)Each party acknowledges and accepts that liabilities arising under this agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Barclay to the Guarantor may include, without limitation:

(i)a reduction, in full or in part, of the Bail-in Termination Amount; and/or

(ii)a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case the Guarantor acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(b)Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this agreement and that no further notice shall be required between the parties pursuant to the agreement in to order to give effect to the matters described herein.

(c)The acknowledgements and acceptances contained in paragraphs (a) and (b) above will not apply if:

(i)the relevant resolution authority determines that the liabilities arising under this agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or

(ii)the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in paragraphs (a) and (b).

For purposes of this Section 9 and Section 10:

“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

8.Contractual Recognition of UK Stay in Resolution. Where a resolution measure is taken in relation to any BRRD Undertaking or any member of the same group as that BRRD Undertaking and that BRRD Undertaking or any member of the same group as that BRRD Undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

For the purpose of this Section 10, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

The terms of the ISDA UK (PRA Rule) Jurisdictional Module and the ISDA Resolution Stay Jurisdictional Modular Protocol (together, the “UK Module”) are incorporated into and form part of this Agreement, and, for purposes thereof: (a) this Agreement shall be deemed a Covered Agreement, (b) Guarantor shall be deemed a Module Adhering Party and (c) Barclays Bank PLC be deemed a Regulated Entity Counterparty with respect to Guarantor. In the event of any inconsistencies between this Agreement and the UK Module, the UK Module will prevail.

1.Notice Regarding Client Money Rules. Barclays, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Barclays from you will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules. In particular, Barclays shall not segregate money received by it from you from Barclays money and Barclays shall not be liable to account to you for any profits made by Barclays use as banker of such cash and upon failure of Barclays, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so you will not be entitled to share in any distribution under the Client Money Distribution Rules.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has duly executed this Guarantee with effect from the date first written above, on the date specified below.

AG MORTGAGE INVESTMENT TRUST, INC.,
as Guarantor By:  /s/ Raul E. Moreno  Name: Raul E. Moreno
Title: General Counsel
Date: December _, 2018

Barclays-AG - Signature Page to Guarantee